EXHIBIT 10.8

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 20, 2024 (the “Agreement Date”), is entered between ROI Wellness Center IV, LLC, a Missouri limited liability company (“Seller”), the undersigned beneficial owners of Seller (collectively, the “Seller Principals”, and together with Seller, the “Seller Parties”), and New Growth Horizon, LLC d/b/a Proper Brands, a Missouri limited liability company (“Buyer”). Capitalized terms used in this Agreement have the meanings set forth herein.

RECITALS

WHEREAS, Seller is the owner of Dispensary Facility License #DIS000220 (the “License”) issued by Missouri Department of Health and Senior Services (“DHSS”) for use at a to be determined location within Missouri’s third congressional district according to the Missouri Congressional District Map in effect as of 2019 (the “Premises”) and shall engage in the business of medical and recreational marijuana dispensing (the “Business”) upon buildout of such location and approval to operate from DHSS.

WHEREAS, Seller is licensed to sell medical and, upon conversion of the License, recreational marijuana pursuant to Article XIV, Section 1 of the Missouri Constitution.

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets including the License and any leases for the Premises and related equipment of the Business located at the Premises, subject to the terms and conditions set forth in this Agreement;

WHEREAS, Seller and DHSS have agreed to settle pending impairments to the License Seller and DHSS pursuant to that certain written agreement between Seller and DHSS, dated as of July 19, 2024 (the “Extension Agreement”), pursuant to which DHSS shall extend the operational deadline for the License for twelve 30-day periods, provided that Seller pays a fine of $10,000 for each such 30-day extension (each, an “Extension Fee”);

WHEREAS, all membership interests of Seller are owned indirectly by the Seller Principals;

WHEREAS, the parties acknowledge and agree that this Agreement and the transactions contemplated hereby are subject to and conditioned upon the review and approval of the DHSS.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business located at the Premises (collectively, the “Purchased Assets”), including the following:

(a)	the License;
(b)	all accounts receivable held by Seller;
(c)all state and local governmental authorizations associated with or required, or both associated with and required to hold, maintain, and operate the License and the Business located at the Premises (“Permits”), to the extent transferable;
(d)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”) as may be further described on Section 1.01(d) of the disclosure schedules attached hereto (the “Disclosure Schedules”);
(e)all Contracts (the “Assigned Contracts”) set forth on Section 1.01(e) of the Disclosure Schedules. The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;
(f)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property owned by Seller (the “Tangible Personal Property”) as described in Section 1.01(f) of the Disclosure Schedules;
(g)all cash and cash equivalents in the Operating Account (as defined in the Management Services Agreement) of the Business;
(h)all prepaid expenses, credits, advance payments, security, deposits, charges, sums, and fees to the extent related to any Purchased Assets;
(i)all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;
(j)originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and
(k)all goodwill and the going concern value of the Purchased Assets and the Business located at the Premises.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities arising under or relating to the Assigned Contracts, the License or the Permits, arising on or after the Closing, (a) all Liabilities for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date, (b) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date to the extent incurred in the ordinary course of business under the Management Services Agreement or otherwise incurred at the direction or with the approval of Buyer under the Management Services Agreement, (c) all Liabilities incurred by Seller at Buyer’s direction under the Management Services Agreement, and (d) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and Purchased Assets on or after the Closing (collectively, the “Assumed Liabilities”). For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise. For purposes of this Agreement, “Affiliate” of a party means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. Except for as set forth in this Section 1.03, Buyer shall not assume and shall not be responsible to pay, perform or discharge any other Liabilities or obligations of Seller, including without limitation, the Seller Transaction Expenses or any Indebtedness of Seller (collectively, the “Excluded Liabilities”).

Section 1.04Intentionally Omitted.

Section 1.05 Purchase Price. The parties acknowledge and agree that the Closing of the transaction is subject to and contingent upon the written approval of the DHSS as more fully described herein. The aggregate purchase price for the Purchased Assets shall be Five Million Two Hundred Fifty Thousand Dollars ($5,250,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows:

(a)On the Agreement Date, Buyer shall wire Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Signing Payment”) less One Hundred and Twenty Thousand Dollars (the “Holdback Amount”) to the account(s) designated by Seller in writing at least two (2) business days prior to execution of this Agreement (the “Seller Account”), which such amount will be credited toward the Purchase Price at Closing.
(b)Within 10 days of receipt of the zoning approval from all applicable Governmental Authorities for operation of the Business at the Premises, subject to Section 5.13, Buyer shall wire One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Zoning Approval Payment”) to the Seller Account.
(c)Within 10 days of receipt of the approval from DHSS to commence operations of the Business under the License, subject to Section 5.13, Buyer shall wire One Million Dollars ($1,000,000.00) (the “Commencement Payment”) to the Seller Account.

(d)At Closing, subject to Section 5.13, Buyer shall wire Two Hundred Fifty Thousand Dollars ($250,000.00), plus any remaining Holdback Amount less the Extension Payments (as defined below), to the Seller Account (the “Closing Date Payment”).

Section 1.06 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.06 of the Disclosure Schedules as agreed by Buyer and Seller (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund and IRS Form 8594) (“Tax Returns”) in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

Section 1.07 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any applicable provision of Law. All such withheld amounts shall be timely remitted to the appropriate Governmental Authority and, upon such remittance, shall be treated as delivered to Seller hereunder.

Section 1.08 Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment: (i) would constitute a breach thereof or be unlawful; or (ii) requires the consent or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement and such consent or waiver has not been obtained prior to the Closing. Buyer and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.

Section 1.09 Transfer Obligations. From time to time after the Closing, upon the reasonable request of Buyer, Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer and to place Buyer in possession and control of, the Purchased Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto.

ARTICLE II CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures or such other manner at such date and time as Seller and Buyer may mutually agree upon, as soon as practicable, but in no event later than fifteen (15) business days after the date on which each of the conditions set forth in ARTICLE VI have been satisfied or waived in accordance with Section 9.08 (the “Closing Date”).

Section 2.02Closing Deliverables.

(a)	At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)a bill of sale in substantially the form attached hereto as Exhibit A (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;
(ii)an assignment and assumption agreement in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;
(iii)an assignment of the lease, in a form reasonably acceptable to Buyer, allowing Buyer to operate the License at the Premises (the “Lease”), duly executed by the landlord of the Premises;
(iv)tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions;
(v)a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of Seller’s members or other equity holders and managers required to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, as well as any other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing, including without limitation the Management Services Agreement (collectively, the “Transaction Documents”), and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;
(vi)evidence of approval from DHSS of the Transfer of License Change Request with respect to the transfer of the License that will result from the consummation of the transactions contemplated by this Agreement (the “DHSS Approval”);
(vii)all other approvals, consents, or waivers that are Seller's responsibility to obtain from the DHSS, any other Governmental Authority, or any other third party necessary to permit the consummation of the Closing and the transactions contemplated by this Agreement or required for Buyer to operate the License, in each case in form and substance reasonably acceptable to Buyer;
(viii)such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b)	At the Closing, Buyer shall deliver to Seller the following:
(i)	any remaining portion of the Purchase Price;
(ii)	the Assignment and Assumption Agreement duly executed by

Buyer;

(iii)	a counterpart to the Lease or any assignment thereof, duly executed by Buyer; and

(iv)a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions the Buyer’s respective members and managers required to authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Seller Parties represent and warrant to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Missouri. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Each Seller Principal has capacity to enter into this Agreement and the other Transaction Documents to which such Seller Principal is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller Parties enforceable against Seller Parties in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller Parties of this Agreement and the other Transaction Documents to which such Seller Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, by-laws, or other governing documents of Seller Parties; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business located at the Premises, or the Purchased Assets; (c) except for the DHSS Approval and as set forth on Section 3.02 of the Disclosure Schedules, require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require, other than with respect to the Business located at the Premises, any permit, license, or Governmental Order; (d) except as set forth on Section 3.02 of the Disclosure Schedules, violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business located at the Premises is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Seller Ownership. Seller Principals directly or indirectly own 100% of the issued and outstanding membership interest of Seller and are all of the individual beneficial owners thereof.

Section 3.04 Undisclosed Liabilities; No Indebtedness. Seller has no Liabilities with respect to the Business or the License of a type required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles in effect from time to time in the United States (“GAAP”), except those which have been incurred at Buyer’s direction under the Management Services Agreement. Seller has no Indebtedness with respect to the Business or the License. “Indebtedness” means, without duplication and with respect to Seller, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by Seller on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

Section 3.05 Intentionally Omitted. Section 3.06  Intentionally Omitted.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances. “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(c)easements, rights of way, zoning ordinances and other similar encumbrances affecting the Premises; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business at the direction or with approval of Buyer under the Management Services Agreement.

Section 3.08Intentionally Omitted. Section 3.09Intentionally Omitted.

Section 3.10Legal Proceedings; Governmental Orders.

(a)There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s Knowledge, threatened against or by Seller Parties: (i) relating to or affecting the Business located at the Premises, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. For purposes of this Agreement, the term “Seller’s Knowledge” means the actual knowledge of Jared Bradley, Derry Wright, and Ron DiGiacomo, after reasonable inquiry.
(b)Seller is in material compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.11 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business located at the Premises as currently conducted or the ownership and use of the Purchased Assets (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Cannabis Laws and Internal Revenue Code Section 280E), with the exception of Federal Cannabis Laws and where failure to be in compliance would not have a Material Adverse Effect. As used herein, “Cannabis Laws” means the laws of the State of Missouri relating to the cultivation, manufacture, production, distribution and/or retail sale of medical and/or recreational cannabis, and any applicable local ordinances, rules or regulations relating to cannabis, including, but not limited to, Article XIV of the Missouri Constitution and the Medical Marijuana Rules and regulations promulgated by DHSS (19 CSR 30-95.010, et seq.). As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of marijuana, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18

U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing. Seller has duly and timely filed and complied with all applicable Cannabis Laws in all material respects relating to reports, certifications, declarations, owner and/or financial interest holder (as those terms are defined in and by applicable Cannabis Law) disclosures, statements, information or other filings submitted or to be submitted to any Governmental Authority, and all such submissions or filings were true and complete when submitted or filed and, to the extent required by any applicable Cannabis Laws, have been updated properly and completely. Neither Seller, nor any director, owner, member, officer, employee, agent or other Person acting on behalf of Seller has, directly or indirectly, (i) given or agreed to give any bribe, kickback, political contribution or other illegal payment from corporate funds; (ii) used any of Seller’s funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any domestic government official or employee from Seller’s funds; (iv) established or maintained any unrecorded fund or asset; (v) concealed or mischaracterized an illegal or unauthorized payment or receipt; (vi) knowingly made a false entry in the business records; and/or (vii) or committed or participated in any act which is deemed illegal and could subject Seller or Buyer to fines, penalties or other sanctions.

Section 3.12 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods before the Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto. Complete copies of all filed Tax Returns of Seller have been provided to Buyer as of the Agreement Date.

Section 3.13 Brokers. Except for Bonfire Brokers LTD (“Seller’s Broker”), no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller Parties. Notwithstanding any other provision of this Agreement, Seller Parties shall be responsible for paying all fees to Seller’s Broker.

Section 3.14 Eligible Transfer. Seller Parties have no Knowledge of any legitimate reason for DHSS to deny the Transfer of License Change Request.

Section 3.15 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), no Seller Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller Parties, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives (including any information, documents or material delivered to Buyer or made available to Buyer in any virtual data room or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Missouri. Buyer has full power and authority to enter this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts or Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of organization, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. Except for CA Experts, LLC (“Buyer’s Broker”), no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer. Notwithstanding any other provision of this Agreement, Buyer shall be responsible for all fees payable to Buyer’s Broker.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Buyer’s Knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action. For purposes of this Agreement, the term “Buyer’s Knowledge or Knowledge (as related to a Buyer representation)” means the actual knowledge of John Pennington and Craig Parker, after reasonable inquiry.

Section 4.05 Solvency; Sufficiency of Funds. Assuming that: (a) Seller’s representations and warranties set forth in Article III are true and correct, (b) all conditions to the Buyer’s obligation to close as set forth in Section 6.01 have been satisfied or waived, and (c) neither Seller, the Business nor the Purchased Assets have suffered a Material Adverse Effect, immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (x) be able to pay its debts as they become due; (y) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (z) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Eligible Transferee. Buyer has no Knowledge of any legitimate reason for DHSS to deny the Transfer of License Change Request. To the actual Knowledge of Buyer, each natural person, whether directly or indirectly, who is an “Owner” of Buyer has not been convicted of, has not pleaded guilty to and otherwise does not have a “disqualifying felony offense” as defined under Article XIV of the Missouri Constitution and the rules and regulations promulgated thereunder by DHSS. For purposes of this Section 4.06, the term “Owner” means an individual or other entity having a financial or voting interest in ten percent or greater of a medical or marijuana facility license.

Section 4.07 Approvals. Buyer represents and warrants that it has received all necessary approvals, consents, and authorizations from its lenders required to consummate the transactions contemplated hereby, and such transactions are not subject to terms and conditions that materially impede or delay the consummation of the transactions contemplated by this Agreement.

ARTICLE V COVENANTS

Section 5.01 Regulatory and Other Approvals. The parties acknowledge and agree that the Closing is subject to and contingent upon the written approval of DHSS to the ownership change of the License (“Transfer of License Change Request”). Nothing in this Agreement will constitute (or be deemed to constitute) a transfer, assignment, attempted transfer or an attempted assignment of the License prior to the date specified in the written approval of the transaction by DHSS. Buyer and Seller Parties will: (i) cooperate, pursuant to and in accordance with Buyer’s lawful instructions, to provide all information requested or required to be submitted to DHSS or any other Governmental Authority in connection with the DHSS Approval or any other transactions contemplated by this Agreement, including, without limitation, providing narratives and information related to Buyer’s operating procedures and background information of Buyer’s operators; (ii) promptly make and effect all registrations, filings, and submission required to be made or effected by them under applicable laws with respect to this Agreement and the transactions contemplated under this Agreement; and (iii) use commercially reasonable efforts to cause to be taken on a timely basis all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement including the obtaining of all necessary consents, approvals, or waivers from third parties. Each party will cooperate in efforts to obtain such consents, waivers, and approvals, including, without limitation, (x) providing all information requested by or required to be submitted to DHSS or other governmental authority in connection with the transfer of the License, this Agreement or any of the other transactions contemplated by this Agreement and (y) taking, and causing its Affiliates to take, all other actions and steps necessary to obtain any clearance or approval required to be obtained from DHSS or other governmental authority in connection with the transactions contemplated by this Agreement. DHSS fees related to the DHSS Approval process (including the Transfer of License Change Request) will be split equally between Buyer and Seller Parties.

Section 5.02 Access of Buyer. From the Agreement Date through and including the Closing Date, Seller Parties shall provide Buyer with reasonable access, upon reasonable notice and during normal business hours, to the Business located at the Premises in compliance with all Laws. Such right of access shall be in addition to any rights and obligations contained in the Management Services Agreement (as defined herein).

Section 5.03 Conduct of Business. From the Agreement Date until the Closing or the termination of this Agreement in accordance with its terms, except as required by applicable Law or by the terms of this Agreement (including in order to satisfy any condition set forth in Section 6.01), or as provided or requested by Buyer under the Management Services Agreement, Seller Parties shall (i) conduct the Business located at the Premises in the ordinary course of business consistent with Buyer’s request or direction under the Management Services Agreement, (ii) take all steps reasonably necessary to advance, maintain, preserve, defend, protect, and when necessary, renew, any Permits, approvals, licenses, or consents required to operate the License, the Business located at the Premises and/or the Purchased Assets, (iii) pay any debts, Taxes and other obligations of the Business located at the Premises when due, (iv) comply in all material respects with all applicable federal, state and local Laws applicable to the Purchased Assets (with the exception of Federal Cannabis Laws), (v) undertake best efforts to maintain relationships of Seller with any third party (A) that is party to any Assigned Contract, (B) that is a Governmental Authority or (C) whose relationship with Seller is reasonably necessary to the conduct of the Business located at the Premises (including customers of the Business located at the Premises), and (vi) inform Buyer about all matters that are reasonably likely to materially and adversely affect the value of the License, the Business located at the Premises, or the Purchased Assets, including, without limitation, any matters that do, or may, result in a Material Adverse Effect. Notwithstanding the foregoing, Seller Parties shall not be deemed to be in breach of this Section

5.03 if any breach is caused by any action or inaction (when required to act) of the Service Provider (as defined in the Management Services Agreement) or any of its authorized agents pursuant to the Management Services Agreement. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Seller, taken as a whole, or (b) the ability of Seller Parties to consummate the transaction; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of Buyer in writing; (vi) any changes in applicable Laws or accounting rules; (vii) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks, public health emergencies, or other force majeure events; (viii) any condition or circumstance resulting from any act of Buyer taken pursuant to the Management Services

Agreement, or (ix) any omission or failure to act, on the part of Buyer to the extent that Buyer was obligated to act under the Management Services Agreement. Without the prior written consent of Buyer or as requested in writing by Buyer under the Management Services Agreement, Seller Parties will not take any action, directly or indirectly, related to the License or the Purchased Assets that will adversely impact the Business located at the Premises or the License including, without limitation: (i) creating, incurring, assuming, guaranteeing any indebtedness or transferring, selling, assigning, pledging, encumbering or granting any liens on the Purchased Assets or License; (ii) issuing any new securities or similar interest or retiring any class of equity; (iii) entering into any type of ‘capital transaction’ or otherwise deviating from the capital-expenditure related investment plans approved by Buyer; (iv) liquidating, winding up, or dissolving; (v) selling, leasing or assigning any of the Purchased Assets (except in the ordinary course of business) or the License;

(vi) making any distribution to equity holders of Seller; (vii) entering into, modifying, or terminating any material contract related to the Business located at the Premises, or the License;

(viii) making any fundamental changes to capital stock, governing documents, or corporate structure; (ix) maying any new investment; (x) changing any employment related matters, such as a change of the terms of employment, removal of employees other than for urgent cause, or the employment of additional personnel; (xi) settling any claims or disputes or pending litigation; or

(xii) transfer, sell, assign, pledge or otherwise encumber any collateral.

Section 5.04 Management Services Agreement. On the Agreement Date and contemporaneously with the execution of this Agreement, Buyer (or its designee) and Seller shall execute and enter into a management services agreement (the “Management Services Agreement”).

Section 5.05 Confidentiality. From and after the Closing, Seller Parties shall, and shall cause Seller’s Affiliates to, hold, and shall use its reasonable best efforts to cause their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all proprietary and confidential information, whether written or oral, concerning the Business located at the Premises and any information exchanged pursuant to this Agreement or the Management Services Agreement in connection with the transactions contemplated, except to the extent that Seller Parties can show that such information: (a) is generally available to and known by the public through no fault of any Seller Party, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller Parties, any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any Seller Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Seller Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller Parties shall use commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06Non-Competition; Non-Solicitation.

(a)Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of eighteen (18) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business or any business that would indirectly or directly compete with the business of Seller as conducted as of the Closing Date (the “Restricted Business”) in the State of Missouri (the “Territory”); (ii) have an interest in any Person (other than Buyer or any of its Affiliates) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship, other than those relationships, agreements, and/or arrangements to be terminated with the Colorado Group as part of the Settlement Agreement. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.06(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)Seller acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)Seller acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)Notwithstanding any other provision of this Section 5.06, nothing contained herein shall be construed to prevent Seller or any of its Affiliates from owning and operating Missouri Marijuana Cultivation License CUL000076 or Missouri Marijuana-Infused Products Manufacturing License MAN000089, and the foregoing businesses of Seller shall not be deemed to be competitive with the business of Seller.

Section 5.07 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The foregoing shall not restrict any party from submitting a License transfer request or restrict any party from notifying employees of Seller of the existence of the transactions contemplated by this Agreement.

Section 5.08 Disclosure Schedule Updates. The parties agree that the Disclosure Schedules may be updated prior to the Closing upon the mutual written agreement of the parties hereto.

Section 5.09 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.10 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be split equally between Seller and Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.11 Exclusivity. So long as this Agreement is in effect, Seller will not (and Seller will cause its respective Affiliates or representatives not to, directly or indirectly) (i) encourage, solicit, initiate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller Parties shall promptly (and in any event within two (2) days after receipt thereof by the Seller Parties or any of their respective beneficial owners) advise Buyer orally and in writing of (A) any Acquisition Proposal, any request for information with respect to an Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, (B) the material terms and conditions of such request, Acquisition Proposal or inquiry, and (C) the identity of the person making such request, Acquisition Proposal or inquiry. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning

(i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the License or the Purchased Assets; (ii) the sale, transfer, exchange or other disposition of the License; (iii) the sale, lease, transfer, exchange or other disposition of any of the Purchased Assets; or (iv) any other transaction similar to the transaction contemplated by this Agreement, or that could reasonably be expected to hinder, restrict or affect the ability of the parties to consummate the transaction in a timely manner. Notwithstanding the foregoing, if this Agreement is terminated in accordance with its terms, this Section 5.11 shall have no force or effect.

Section 5.12 Further Assurances; Post-Closing Covenants. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. To the extent that any additional filings are required by DHSS or any other Governmental Authority in connection with the transaction after the Closing Date, the parties shall cooperate to prepare and make such filings within the time period required by such Governmental Authority. For a period of no less than one

(1) year following the Closing Date, Seller covenants and agrees to maintain its corporate existence and not to take any action to merge with or into another entity nor to liquidate or dissolve under state law.

Section 5.13 Extension Requirements and Seller Obligations. Seller covenants and agrees to comply with all obligations of Seller under the Extension Agreement and shall have primary responsibility for paying the Extension Fees. During the term of this Agreement, the Buyer and Seller agree that Buyer may timely pay each Extension Fee to DHSS, if and when due (each, an “Extension Payment”) until the License is operational (i.e., receipt of approval of DHSS for commencement). Notwithstanding such payments by Buyer, Seller acknowledges and agrees that all Extension Fees are the obligation of Seller and shall not be considered Funding Obligations under the Management Services Agreement. To the extent that Buyer, in its sole discretion, pays any other Seller Obligations (as defined in the Management Agreement) on behalf of Seller, the amount of any such payment shall be deducted from the Purchase Price. Such deduction shall be made to the next applicable payment due from Buyer to Seller hereunder. Notwithstanding the foregoing, except due solely to Seller’s action or failure to act, Buyer shall have primary responsibility for paying the Extension Fees, without any right of offsetting the amounts of any such payments against the Purchase Price, if Buyer and Seller have not filed a Business Change Application with DHSS for approval to operate the Business at the Premises (the “Location Change Application”), as required under 19 CSR 100-1.100(2) or 19 CSR 100-1.100(3), as applicable, by the date that is six (6) months after the Agreement Date; provided, however, that after the Location Change Application is filed, Seller shall pay all Extension Fees due and payable after the filing of the Location Change Application.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

Section 6.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or before the Closing, of each of the following conditions:

(a)All the representations and warranties of Seller contained in this Agreement shall be true and correct on the Agreement Date and in all material respects on and as of the Closing Date;
(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by Seller before or on the Closing Date including, without limitation, delivery of closing deliverables set forth in Section 2.02(a);
(c)Since the Agreement Date, there shall have been no effect, change, circumstance, or event that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Business located at the Premises, individually or in the aggregate;
(d)The parties have received DHSS Approval without containing any unreasonable provisions or waivers from DHSS;
(e)Buyer shall have received all other approvals, consents, or waivers from DHSS, any other Governmental Authority, or any other third party necessary to permit the consummation of the Closing and the transactions contemplated by this Agreement or required for Buyer to operate the License, in each case in form and substance reasonably acceptable to Buyer;
(f)No actions, suits or proceedings shall have been commenced against Buyer or Seller, which would prevent the Closing; no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by this Agreement; and
(g)All organizational and proceedings of Seller in connection with the transactions contemplated at the Closing (including any required authorizing resolutions of the directors, managers, or members of Seller) shall have been undertaken and copies of the actions adopting such authorizing resolutions shall have been delivered to Buyer.

Section 6.02 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or before the Closing, of each of the following conditions:

(a)All the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Agreement Date and in all material respects on and as of the Closing Date;

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by Buyer before or on the Closing Date including, without limitation, the payment of the Purchase Price and delivery of the closing deliverables set forth in Section 2.02(b);
(c)The parties have received DHSS Approval without containing any unreasonable provisions from DHSS;
(d)No actions, suits or proceedings shall have been commenced against Buyer or Seller, which would prevent the Closing; no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by this Agreement;
(e)All organizational and proceedings of Buyer in connection with the transactions contemplated at the Closing (including any required resolutions of the directors, buyers or member of Buyer) shall have been undertaken; and
(f)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained in this Agreement shall survive the Closing Date until the date which is two (2) years after the Closing Date. All Fundamental Representations shall survive the Closing Date until the expiration, if any, of any applicable statute of limitations related thereto (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements set forth herein to be performed after the Closing, and any claim arising out of Fraud, shall survive the Closing until fully performed. For purposes of this Agreement, “Fundamental Representations” shall mean Section 3.01 (Organization and Authority of Seller), Section 3.02 (No Conflicts or Consents), Section 3.07 (Title to Purchased Assets), Section 3.12 (Taxes), Section 3.13 (Brokers), Section 4.01 (Organization and Authority of Buyer), Section 4.02 (No Conflicts or Consents), and Section 4.03 (Brokers). For purposes of this Agreement, “Fraud” means, with respect to any Person, an intentional act (including any intentional omission, intentional failure to disclose or other intentional act of concealment) with respect to the making of a representation and warranty under this Agreement or any Transaction Document, that constitutes fraud under the common law of Delaware.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller Parties shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller Parties contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller Parties pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;
(c)any Excluded Assets or any Excluded Liabilities of the Business, the Seller Parties or their Affiliates; or
(d)any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller Parties or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller Parties and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto; or
(c)	any Assumed Liability.
(d)any Third Party Claim based upon, resulting from, or arising out of the business or operations of the Purchased Assets conducted or arising after the Closing Date.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party making a claim under this ARTICLE VII (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.06 Exclusive Remedies. Except for (a) a parties’ right to seek specific performance or other equitable relief pursuant to Section 9.12, (b) claims based on Fraud, or (c) as may be set forth in any other Transaction Document, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII.

Section 7.07 Limitations. The parties indemnification obligations under this ARTICLE VII shall be limited as follows:

(a)Seller Parties will have no indemnification obligation under Section 7.02(a) until the aggregate amount of all Losses with respect to such matters exceeds, in the aggregate,

$10,000 (the “Basket”), at which point Seller Parties will be required to pay or be liable for all such Losses from the first dollar.

(b)Buyer will have no indemnification obligations under Section 7.03(a) until the aggregate amount of all Losses with respect to such matters exceeds, in the aggregate, the Basket, at which point Buyer shall be required to pay or be liable for all such Losses from the first dollar.
(c)Excluding any Third Party Claims, no party will have indemnification obligations for claims that are for theoretical or contingent Losses as opposed to realized Losses.
(d)Except in the case of fraud or intentional misrepresentation, no party will have indemnification obligations in excess of the Purchase Price actually paid to or received by Seller.
(e)Payments by an indemnifying party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the indemnified party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums, deductibles or other chargebacks .

ARTICLE VIII TERMINATION

Section 8.01Termination Rights. This Agreement may be terminated at any time prior to the closing:

(a)	by mutual written agreement of Buyer and Seller;
(b)By either Seller or Buyer, if (i) there shall be any applicable Law that makes the consummation of the transactions contemplated hereby illegal (except for Federal Cannabis Law), or (ii) any order shall have been issued by any Governmental Authority having competent jurisdiction permanently restraining, enjoining or otherwise prohibiting such transactions, and such order shall have become final and non-appealable;
(c)By Buyer if Buyer is not then in material breach of any provision of this Agreement and (i) there has been a material breach of, or material inaccuracy in, any representation or warranty of Seller contained in this Agreement, or (ii) Seller has materially breached or violated any covenant contained in this Agreement, in each case of clauses (i) and (ii), which breach, inaccuracy or violation (1) would reasonably be expected to result in the failure to satisfy a condition to closing set forth herein and (2) cannot be or has not been cured by the date which is twenty (20) days after Buyer notifies Seller pursuant to Section 9.02 of such breach, inaccuracy or violation;
(d)By Seller if Seller is not then in material breach of any provision of this Agreement and either (i) there has been a material breach of, or material inaccuracy in, any representation or warranty of Buyer contained in this Agreement or (ii) Buyer has materially breached or violated any covenant contained in this Agreement, in each case which breach, inaccuracy or violation (1) would or would reasonably be expected to result in the failure to satisfy a condition to closing set forth herein and (2) cannot be or has not been cured by the date which is twenty (20) days after Seller notifies Buyer pursuant to Section 9.02 of such breach, accuracy or violation;
(e)In the event the Closing does not occur by August 20, 2026 (the “Outside Date”) as a result of a DHSS delay in approving the License transfer, or in the event DHSS does not approve the transfer of the License to Buyer by the Outside Date, then either Buyer or Seller may terminate this Agreement upon written notice to the other party; or
(f)By Buyer or Seller in the event DHSS Approval is affirmatively rejected in a final and non-appealable manner due to (i) the other party’s material failure to meet the covenants in Section 5.01 to obtain such approval, or (ii) the other party otherwise impeding such DHSS approval process.

Section 8.02 Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 8.01(b) through Section 8.01(f) above shall give written notice of such termination to the other party hereto.

Section 8.03 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE VIII, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any member, manager, director, officer, employee, agent, consultant or Representative of such party) to the other parties to this Agreement; provided, however, if such termination shall result from the intentional or willful failure of a party to perform a covenant under this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such intentional or willful failure or breach. The provisions of this Section 8.03, Section 5.04, and ARTICLE IX shall survive any termination hereof pursuant to this ARTICLE VIII. Notwithstanding anything to the contrary herein, if this Agreement is terminated in accordance with this ARTICLE VIII, Seller and Seller Parties, jointly and severally, hereby promise to pay, and shall pay, to Buyer any amounts previously paid by Buyer to Seller and/or Seller Parties hereunder within five (5) business days of termination; PROVIDED, however, that if this Agreement is terminated by Seller pursuant to Section 8.01(d) or Section 8.01(f), Seller and Seller Parties shall be entitled to retain any payments that have been made up to the date of termination.

ARTICLE IX MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses. All costs related to the regulatory filings needed to complete the Transfer of License Change Request contemplated by this Agreement, as well as costs associated with the conversion and renewal of the License, shall be split equally between Buyer, on the one hand, and Seller Parties, on the other hand, and any necessary allocations for splitting of such costs shall be accounted for in the final Closing Date Payment.

Section 9.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (and no “bounceback” message is received) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	ROI Wellness Center 7790 E. 29th Ave Denver, CO 80238

Email: jared@axiomcanna.com Attention: Jared Bradley

with a copy (which shallCarnahan Evans, PC

not constitute notice) to:2805 S. Ingram Mill Road

Springfield, MO 65804

Email: jpreston@carnahanevans.com Attention: Jay Preston

If to Buyer:	New Growth Horizon, LLC 2609 Rock Hill Industrial Court Saint Louis, MO 63144

Email: jpennington@properbrands.com Attention: John Pennington, CEO with a copy (which shallSnell & Wilmer L.L.P.

not constitute notice) to:1200 17th St. #1900

Denver, CO 80202

Email: mwalsh@swlaw.com Attention: Martin C. Walsh, Jr.

Section 9.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 No Third-Party Beneficiaries. Except with respect to the rights of indemnification in ARTICLE VII, nothing in this Agreement is intended to confer any rights or remedies upon any Person other than the parties hereto.

Section 9.05 Severability. If any term or provision of this Agreement or any other Transaction Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or such other Transaction Document or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may assign this Agreement to an Affiliate or a newly created subsidiary that is an Affiliate or otherwise in connection with any reorganization, conversion, consolidation, merger, sale of all or substantially all assets, change of control or similar transaction so long as it does not create any delay with DHSS Approval, and Seller agrees at the request of Buyer to enter into any necessary Collateral Assignment of Material Contracts among Buyer, Seller, and Chicago Atlantic Admin, LLC, as administrative agent for a syndicate of lenders providing financing accommodations to Buyer and certain of its Affiliates. Notwithstanding the consummation or attempted consummation of any assignment by Buyer under this Section 9.07, Buyer shall remain as fully and primarily liable for the payment and performance of all other obligations of Buyer contained herein to the same extent as if the assignment had not occurred. If any assignee defaults beyond applicable cure and grace periods in the performance of any of the terms hereof, Seller may proceed directly against Buyer without the necessity of exhausting its remedies against such assignee. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.09 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby shall be instituted in the courts of the State of Missouri located in the county of St. Louis, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS  OF  THIS  WAIVER,  (C)  SUCH  PARTY  MAKES  THIS  WAIVER

VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof, including, without limitation, the covenants and obligations set forth in ARTICLE V, and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of a party’s obligation to consummate the transaction survive any termination of this Agreement. Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 9.13 Regulatory and Licensure Cooperation. This Agreement is subject to requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of Cannabis Laws or the guidance or instruction of DHSS. The parties acknowledge and understand that the Cannabis Laws and/or the requirements of DHSS are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary to comply with the requirements of the Cannabis Laws and/or DHSS, the parties hereby agree to (and to cause their respective Affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Cannabis Laws and/or DHSS, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties original intentions but are responsive to and compliant with the requirements of the Cannabis Laws and/or DHSS.

Section 9.14 Federal Cannabis Laws. The parties expressly acknowledge that, despite the permissive regulatory environment existing in Missouri and certain other states, the cultivation, processing, possession, use, marketing, transport, and sale of marijuana remain illegal under federal law. Therefore, notwithstanding anything to the contrary contained herein, no party hereto shall be deemed to be in violation of this Agreement due to its failure or inability to comply with Federal Cannabis Laws so long as the conduct of its business is in compliance with the Cannabis

Laws and DHSS. The parties expressly waive any right to rescission of this Agreement, or any claim or defense that this Agreement, or any term or provision hereof, is unenforceable due to the federal illegality of Seller’s business or any facet thereof.

Section 9.15 Non-Recourse. Except where specifically provided herein, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.16 Arbitration. Except for a parties right to seek specific performance or any other equitable remedy hereunder, notwithstanding any other provision of this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

[Intentionally blank; Signature page to follow]

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES. THE PARTIES TO THIS AGREEMENT WAIVE THEIR RIGHT TO A JURY TRIAL IN THE EVENT OF A DISPUTE BETWEEN THEM

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ROI WELLNESS CENTER IV, LLC

By: /s/ Jared Bradley

Name: Jared Bradley

Title: Manager

BUYER:

NEW GROWTH HORIZON, LLC D/B/A PROPER BRANDS

By: /s/ John Pennington

Name: John Pennington

Title: CEO

SELLER PARTIES:

/s/ Chanda O’Neal

Chanda O’Neal

/s/ Derry Wright

Derry Wright

/s/ Eric Martin

Eric Martin

/s/ Gregory Newell

Gregory Newell

(Signature Page to Asset Purchase Agreement)

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES. THE PARTIES TO THIS AGREEMENT WAIVE THEIR RIGHT TO A JURY TRIAL IN THE EVENT OF A DISPUTE BETWEEN THEM

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

SELLER:

ROI WELLNESS CENTER IV, LLC

By: /s/ Jared Bradley

Name: Jared Bradley

Title: Manager

BUYER:

NEW GROWTH HORIZON, LLC D/B/A PROPER BRANDS

By: /s/ John Pennington

Name: John Pennington

Title: CEO

SELLER PARTIES:

/s/ Chanda O’Neal

Chanda O’Neal

/s/ Derry Wright

Derry Wright

/s/ Eric Martin

Eric Martin

/s/ Gregory Newell

Gregory Newell

(Signature Page to Asset Purchase Agreement)

/s/ Bruce Bradley

Bruce Bradley

/s/ Jared Bradley

Jared Bradley

/s/ Becky Schofield

Becky Schofield

/s/ Ronald DioGiacomo

Ronald DioGiacomo

/s/ Jared Wilson

Jared Wilson

/s/ John Letzig

John Letzig

/s/ Kelly Schannuth

Kelly Schannuth

/s/ Larry Gromer

Larry Gromer

/s/ Michael Kisner

Michael Kisner

/s/ Michael Crave

Michael Crave

/s/ Patrick Maher

Patrick Maher

/s/ Patrick Pritchett

Patrick Pritchett

/s/ Timothy Harris

Timothy Harris

/s/ Kristopher Palmer

Kristopher Palmer

/s/ Thomas DiChiaro

Thomas DiChiaro

/s/ Barbara Scowley

Barbara Scowley

/s/ John Czarkowski

John Czarkowski

(Signature Page to Asset Purchase Agreement)